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                                                                       EXHIBIT 5

                           [Letterhead of Allen & Overy]

The Directors
WPP Group plc
27 Farm Street
London W1X 6RD
England

                                                                 22 August, 2000


Dear Sirs,

REGISTRATION STATEMENT ON FORM F-4 OF WPP GROUP PLC (THE "REGISTRATION
STATEMENT")

1. We have acted as English legal advisers to WPP Group plc (the "Company") in connection with the proposed registration under the United States Securities Act of 1933, as amended, of 404,648,315 ordinary shares of nominal value 10p each of the Company (the "Ordinary Shares") to be issued in connection with the Amended and Restated Merger Agreement dated as of 11 May 2000 (the "Merger Agreement") by and among the Company, Young & Rubicam Inc. ("Y&R"), York Merger Corp. and York II Merger Corp., providing for the merger (the "Merger") of York II Merger Corp. with and into Y&R pursuant to Delaware law.

2. For the purposes of this opinion, we have examined the following documents:

      (a) certified copies of the certificate of incorporation of the Company, certificate of incorporation on re-registration of the Company as a public company and certificate of incorporation on change of name of the Company;

      (b) a certified copy of the memorandum and articles of association of the Company incorporating amendments to 28 June, 1999;

      (c) certified copies of the minutes of the meeting of the board of directors of the Company held on 11 May, 2000 and of the meetings of a committee of the board of directors of the Company held on 29 June, 2000;

      (d) a draft dated 21 August, 2000 of a circular (the "Circular") to shareholders of the Company including a notice of the extraordinary general meeting of shareholders of the Company proposed to be held in connection with the Merger (the "Extraordinary General Meeting"); and


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      (e)   such other corporate records and documents as we have deemed necessary or appropriate for the purpose of this opinion.

3. This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws including, in particular, the laws of the United States of America, the laws of the States of Delaware or New York or any other State of the United States of America or any political sub-division thereof.

4. In considering the above documents and in rendering this opinion we have assumed that:

      (a) in so far as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

      (b) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

      (c) the conformity to originals of all documents supplied to us as certified or facsimile copies;

      (d) where a document has been examined by us in draft or specimen form, it will be or has been executed or issued in the form of that draft or specimen;

      (e) all material matters stated in any documents on which we have relied are and remain accurate;

      (f) no law of any jurisdiction other than England affects our conclusions;

      (g) the memorandum and articles of association of the Company referred to above are currently in force;

      (h) the meeting of the board of directors of the Company referred to above was duly convened and held on 11 May, 2000 and the meeting of the committee of the board of directors of the Company referred to above were duly convened and held on 29 June,

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            2000, in each case as evidenced by the minutes referred to above; at such meetings a quorum of directors was present and acting throughout; the resolutions referred to in such minutes were duly passed and have not been amended, modified or revoked and are in full force and effect; and each of the directors of the Company having any interest in any of the matters discussed at such meeting duly disclosed his interest therein and was entitled to count in the quorum of such meeting and to vote on the resolutions proposed thereat and such minutes are a true and correct record of the proceedings therein;

      (i) prior to the issue of the Circular, a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company will be duly convened and held and shall duly resolve to issue, inter alia, the Circular to shareholders convening the Extraordinary General Meeting and that such resolution shall not be subsequently amended or revoked prior to the issue of the Circular;

      (j) the Extraordinary General Meeting of the shareholders of the Company to be held in connection with the Merger will be duly convened and held and that the resolution to approve the Merger, to increase the authorised share capital of the Company and to authorise the board of directors of the Company, pursuant to section 80 of the Companies Act 1985, to allot relevant securities pursuant to the Merger to be proposed at such meeting will be passed in the form of the resolution contained in the notice of the Extraordinary General Meeting and, once passed, the relevant resolution will not be subsequently amended or revoked prior to the effective time of the Merger;

      (k) following the passing of the foregoing resolution at the Extraordinary General Meeting on the basis described above, a meeting of the board of directors of the Company or of a duly authorised and constituted committee of the board of directors of the Company will be duly convened and held and shall duly resolve to allot and issue Ordinary Shares pursuant to and in accordance with the Merger and that resolution shall not be subsequently amended or revoked prior to the allotment and issue of such Ordinary Shares; and

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      (l)   admission of the Ordinary Shares to the Official List and to trading on the London Stock Exchange will become effective in accordance with the Listing Rules of the UK Listing Authority and the Admission Standards of the London Stock Exchange.

5. On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as we consider relevant, we are of the opinion that the Ordinary Shares to be issued by the Company pursuant to and in accordance with the Merger will, when so issued, be validly issued, credited as fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason of their being such holders.

This opinion is addressed to you solely for your own purpose in connection with the Registration Statement and may not be transmitted or disclosed to or used or relied upon by any other person or for any other purposes without our prior written consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Yours faithfully,



ALLEN & OVERY